Exhibit 99.1

BROAD STREET REALTY, INC. Update from Michael Z. Jacoby, Chairman of the Board and Chief Executive Officer

BETHESDA, MD, February 22, 2022 /PRNewswire/ —Broad Street Realty, Inc. (OTCQX: BRST)

To all our stakeholders.

As we pass the halfway point of the first quarter of 2022, I am thankful for the position my colleagues and I find ourselves in at Broad Street Realty. Due to the latest COVID-19 variant, all is not yet “normal” in our lives and as a result the speed at which we hope to achieve our medium-term goals remains challenged. There are other national or global issues that concern us such as inflation, rising employment costs, a modest rise in interest rates, and supply chain issues that primarily affect our customers who focus on providing essential and daily-needs goods and services. With that said, we have a strategy in place, and we believe that the wheels have been set in motion for us to achieve our 2022 goals and initiatives.

We are a modest-sized company, so it does not take a lot for us to grow, and grow we did in 2021. As previously announced, we closed four acquisitions last year, including: 1. The Shops at Greenwood Village, a 198,327 square-foot shopping center in Greenwood Village, Colorado, 2. Highlandtown Village Shopping Center, a 57,513 square-foot shopping center in Baltimore, Maryland, 3. Cromwell Field Shopping Center, a 233,486 square-foot shopping center in Glen Burnie, Maryland, and 4. Spotswood Valley Square, a 190,650 square-foot shopping center in Harrisonburg, Virginia. These four assets added over $7.6 million of Annualized Base Rent (ABR) to our portfolio based on leases in place as of September 30, 2021. With the addition of the latest acquisition, The Shops at Greenwood Village, which was 91.9% occupied and 92.5% leased as of September 30, 2021, the overall occupancy of our total portfolio would have been 85.3% as of September 30, 2021 instead of 84.4% presented in our 3rd quarter Form 10-Q. Including signed leases not yet commenced, the portfolio would have been 88.0% leased as of September 30, 2021.

We believe Broad Street is poised for significant growth in 2022 thanks to our Acquisitions team, led by a very capable Aras Holden. As previously announced, we are under contract to acquire the 480,622 square foot mixed-use portion of Midtown Row, located adjacent to the College of William and Mary in Williamsburg, Virginia, comprised of 240 purpose-built student housing apartment units and 63,436 square feet of retail space. Broad Street developed this portion of Midtown Row on a fee basis for a related-party joint venture and currently manages and leases the retail portion of these buildings. We also intend to complete the previously announced acquisition of the 186,793 square-foot Lamar Station Plaza Shopping Center in suburban Denver, Colorado. These assets will add approximately $2.1 million of ABR from the retail properties and $7.0 million of ABR from the residential portion, based on leases in place as of December 31, 2021, and will be immediately accretive to the company. Lastly, we are under contract to purchase 6575 W. Colfax Avenue, the last parcel at Lamar Station Plaza that Broad Street does not already control, adding 42,360 square feet of contiguous space to our center.

Our asset management, property management, and leasing teams have worked very hard under the leadership of Terry Burka. We are pleased with our progress this past year in portfolio occupancy, re-leasing spreads and overall ABR growth. Our receivables have normalized, and there are no significant issues with contractual rent collection attributable to COVID-19. During 2021, we signed 50 leases for a total of 160,638 square feet of space, including 28 new leases for 91,751 square feet and 22 renewal leases for 68,887 square feet. As a result, our portfolio was 88.1% leased at the end of 2021 and 84.7% occupied. Signed leases that have not yet commenced as of December 31, 2021 will add $1.1 million ABR to our portfolio during 2022. Our leasing spread gains on both new and renewal leases demonstrate continued internal growth from our existing portfolio. Our 2021 leasing spreads over 2020 averaged 20.4%, including 33.1% for new leases and 6.3% on renewals. ABR per square foot averaged $13.83 at the end of 2021 including all signed leases. Our portfolio is concentrated towards grocery, essential retail, daily needs, and value-oriented tenants that require customers to physically visit the location to receive goods and services. The benefit of this tenant mix is borne out in the revenue, leasing momentum, and occupancy gains we have experienced most recently.

An important part of our business is the 3rd party development, property management, and leasing we do on behalf of both institutional and non-institutional customers. We recently negotiated a new 54,916 square foot lease with the iconic Casa Bonita, recently acquired by the creators of the popular TV show, South Park, at the Broad Street-managed and soon-to-be acquired Lamar Station Plaza Shopping Center. Our team also just renewed a 62,765 square foot lease with Shoppers Food Warehouse at the Broad Street-managed Shoppes at New Carrollton, in New Carrollton, Maryland. One of the more exciting moments in the second half of 2021 was the grand opening of the aforementioned mixed-use apartment student housing and retail main street portions of Midtown Row, which Broad Street developed on a fee basis.

Our fine Broad Street real estate services team offers primarily tenant representation services to both office and retail tenants throughout the Washington, D.C. Metro area and the Denver, Colorado markets. In 2021, they successfully represented emerging retail tenants such as Dutch

Brothers and office tenants such as Sky News Arabia, About Objects, EYP Architecture, College of William and Mary, and the American Osteopathic Information Association.

While we have not yet released fourth quarter results, revenues for the three months ended September 30, 2021, increased approximately $1.8 million, or 34%, from the prior year period because of an approximately $1.6 million increase in rental income and an approximately $0.3 million increase in commissions. The increase in rental income is attributable to the acquisition of three properties in the second quarter of 2021. The increase in commissions is attributable to a larger transaction volume due to transactions delayed in 2020 related to COVID-19. We have previously not released non-GAAP measures such as funds from operations (FFO) and adjusted FFO because our results did not include a full year's data for our entire portfolio. Now that we have completed 15 of our 17 original property mergers, we expect to start reporting these results beginning with fiscal year 2022.

Finally, we are happy with our team’s efforts to “return to office.” It has not been easy, but we have done our best to respect the concerns of our colleagues to remain flexible with days and times when they are required to be physically in our offices. It is unlikely we will ever return fully to the office regardless of the continuing impact of COVID-19 in our communities. We do not expect all our people to be in the office all the time, but we do expect all our people to be at the office some of the time. It is incredibly important to exchange ideas and collaborate in a live environment. We must continue to work on this important contributing factor to our award-winning Broad Street Culture to ensure we get it right!

The demanding work and dedication of the entire Broad Street staff, its leadership team, and our dedicated Board of Directors in 2021 has set the stage for what we firmly believe will be a successful 2022.

About Broad Street Realty, Inc.

Broad Street Realty, Inc. is a fully integrated and self-managed real estate company that owns, operates, develops, and redevelops primarily essential grocery-anchored shopping centers and mixed-use properties in the Mid-Atlantic, Southeast and Denver, Colorado markets. Broad Street is also a market-leading commercial real estate services firm that delivers cost-effective solutions for office, industrial and retail clients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, without limitation, statements about our estimates, expectations, predictions and forecasts of our future business plans and financial and operating performance and/or results, as well as statements of management’s goals and objectives, future acquisitions and other similar expressions concerning matters that are not historical facts. When we use the words “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense, we intend to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: uncertainties related to the COVID-19 pandemic, including the unknown duration and economic, operational and financial impacts of the COVID-19 pandemic and the actions taken or contemplated by U.S. and local governmental authorities or others in response to the pandemic on the Company’s business, employees and tenants; the Company’s limited access to capital and its ability to repay, refinance, restructure and/or extend its indebtedness as it becomes due; risks associated with the Company’s ability to consummate pending acquisitions, the timing and closing of such transactions and unexpected costs or unexpected liabilities that may arise from the transactions, whether or not consummated; risks related to disruption of management’s attention from its ongoing business operations due to the pending acquisitions; the Company’s ability to recognize the benefits of the completed and pending acquisitions; the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments; adverse economic or real estate developments, either nationally or in the markets in which the Company’s properties are located; changes in financial markets and interest rates, or to the Company’s business or financial condition; the nature and extent of competition; other factors affecting the retail industry or the real estate industry generally; the performance of the Company’s portfolio; the impact of any financial, accounting, legal or regulatory issues or litigation; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances, or changes in expectations after the date of this press release.